FuelCell EnergyEXHIBIT 10.2

3 Great Pasture Road

Danbury, CT 06810

www.fuelcellenergy.com

October 28, 2021

ExxonMobil Research and Engineering Company

Attn: Dr. Vijay Swarup

Vice President, Research & Development

1545 Route 22 East

Annandale, NJ 08801

Re:Memorandum of Understanding – Rotterdam Project

Dear Dr. Swarup,

Please allow this letter agreement to memorialize our recent conversation, wherein ExxonMobil Research and Engineering Company (“ExxonMobil”) and FuelCell Energy, Inc. (“FCE”) agreed to invest into the Rotterdam Project as herein described. The term “Rotterdam Project” as used herein means demonstration of an FCE fuel cell module for capturing carbon at ExxonMobil’s Rotterdam refinery located in Rotterdam, Netherlands.

FCE agrees that upon achievement of Milestone 1 as set forth in the Joint Development Agreement dated October 19, 2019, and amended by Amendment No. 1 dated October 31, 2021, and the execution of a contractual agreement between the Parties to proceed with the Rotterdam Project, at ExxonMobil’s option, FCE will either make an investment in the amount of five million dollars ($5,000,000) USD in the Rotterdam Project or FCE will discount ExxonMobil’s purchase of FCE’s fuel cell module and detailed engineering design, as agreed to by the Parties, required for the Rotterdam Project by said amount.

If ExxonMobil is in agreement with the terms set forth above, please sign and return an executed copy.

Very truly yours,

/s/ Jason Few

Jason Few

President, CEO and CCO

ExxonMobil Research and Engineering Company

By:___/s/ Vijay Swarup___________________Date: __October 29, 2021_

Dr. Vijay Swarup

Vice President, ExxonMobil Research and Engineering Company